Exhibit 10.1

WHOLE FOODS MARKET
2009 STOCK INCENTIVE PLAN
TIME-BASED RESTRICTED SHARE UNIT AWARD AGREEMENT

RECITALS
A.    Whole Foods Market, Inc. (the “Company”) has adopted the Whole Foods Market 2009 Stock Incentive Plan (the “Plan”) for the purpose of attracting and retaining the services of selected Team Members, Directors, and Consultants who contribute to the Company’s success by their ability, ingenuity, and industry and enabling such individuals to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company through the grant of certain equity-based Awards.
B.    Pursuant to Section 3.2 of the Plan, the Compensation Committee of the Board of Directors or, in the event that the Compensation Committee of the Board is not then authorized to act in accordance with the terms of the Plan, the Board (each as the case may be acting in its capacity as Plan Administrator of the Plan and hereinafter referred to as the “Committee”), is authorized, in its sole and absolute discretion, to determine those Team Members, Directors and Consultants to whom Awards will be granted under the Plan.
C.    Grantee is expected to render substantial future services to the Company or a Subsidiary Corporation, and this Restricted Share Unit Award Agreement (this “Agreement”) is executed pursuant to, and is intended to carry out the purposes of, the Plan.
D.    All capitalized terms in this Agreement shall have the meaning assigned to them in the Plan.
NOW, THEREFORE, it is hereby agreed as follows:
1.Award of Restricted Share Units. The Company hereby grants to Grantee an Award of Restricted Share Units (“RSUs”). An RSU is an Award representing an unfunded, unsecured right to receive a share of Common Stock of the Company, which right is subject to restrictions, as set forth in this Agreement, until vested.
Grantee:
Award Date:
Number of RSUs under Award:
Restrictions on RSUs. Except as otherwise provided in the Plan and this Agreement, the restrictions on Grantee’s unvested RSUs are that the RSUs shall be subject to forfeiture by Grantee if Grantee fails to satisfy the vesting conditions set forth below.
2.Vesting of RSUs. The RSUs awarded hereunder shall vest, and the restrictions on such RSUs shall lapse, only if Grantee remains in continuous service with the Company or a Subsidiary Corporation until the applicable anniversary of the Award Date, as set forth below (each, a “Vesting Date”).

(i)
(ii)
(iii)
(iv)
Notwithstanding the foregoing, all unvested RSUs shall vest, and the restrictions on such RSUs shall immediately lapse upon the death or Disability of Grantee. Furthermore, notwithstanding the foregoing, in the event that Grantee’s employment or service with the Company and all Subsidiary Corporations is terminated prior to a Vesting Date for any reason other than death, Disability, or Cause, and the Company and Grantee have entered or do enter into a separation agreement, the terms of which provide for immediate or accelerated vesting of the RSUs or negotiation for the immediate or accelerated vesting thereof, then notwithstanding such termination of employment or service and notwithstanding the terms of any such separation agreement, no unvested RSU shall become payable prior to the applicable Settlement Date, as such term is defined in Section 3 hereof, and furthermore, settlement of any such unvested RSU shall be contingent on Grantee’s compliance with the terms of such separation agreement (including any restrictive covenants therein). In the event that a period set forth in any such separation agreement during which Grantee is subject to fulfillment of the conditions set forth therein (including any restrictive covenants) shall lapse prior to a Settlement Date, no settlement of such RSU shall occur prior to the applicable Settlement Date. If Grantee does not comply with the terms of such separation agreement (including any restrictive covenants therein) during any period prior to a Vesting Date, any remaining RSUs shall be immediately forfeited on the first date on which the Committee makes a determination of such noncompliance.
3.Settlement of RSUs. Each vested RSU shall be settled during the earliest of the following periods: (a) if applicable, the 90-day period following Grantee’s date of death; (b) if applicable, the 90-day period following the date as of which Grantee is determined to be Disabled; or (c) the period beginning on the applicable Vesting Date and ending on the later of: (i) the last day of the calendar year in which such Vesting Date occurs or (ii) the 15th day of the third calendar month following the applicable Vesting Date (each, a “Settlement Date”). The Company will settle vested RSUs by issuing to Grantee, on a one-for-one basis, shares of Common Stock of the Company. In no event shall Grantee be permitted to designate the taxable year in which settlement of an RSU shall occur.
4.Dividend Equivalent Rights. Grantee is hereby granted a dividend equivalent right to accompany each RSU. Upon payment of a dividend to a holder of shares of Common Stock of the Company, Grantee will be credited with a book entry in an amount equal to the amount of such per share dividend payment, multiplied by the number of RSUs granted pursuant to this Agreement that have not been settled prior to the record date on which such dividends are declared. Upon each Vesting Date, Grantee shall vest in the number of dividend equivalent rights credited hereunder that are attributable to the RSUs that vest on such Vesting Date and shall thereafter receive a cash payment equal to the amount of such dividend equivalent rights, such cash payment to be made on the Settlement Date on which such RSUs are settled, as provided in Section 3 hereof.
5.Compliance with Laws and Regulations. Notwithstanding any other provision of the Plan or the Agreement to the contrary, the grant, vesting and holding of the Shares by Grantee is expressly conditioned upon compliance with the Securities Act and all applicable state securities laws. Grantee agrees to cooperate with the Company to ensure compliance with such laws.
6.Representations and Warranties of Grantee. Grantee represents and warrants to the Company that Grantee has received a copy of the Plan and has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions. Grantee acknowledges that there are tax consequences that occur upon the settlement of RSUs, and that Grantee should consult a tax advisor prior to such time.
7.Restrictions on Transfer. Grantee may not sell, assign, pledge as security or otherwise transfer or encumber the unvested RSUs, whether voluntary or involuntary, and if involuntary, whether by process of law in any civil or criminal suit, action or proceeding, whether in the nature of an insolvency or bankruptcy proceeding or otherwise.
8.No Right to Continue Service. Nothing in the Plan or this Agreement shall confer on Grantee any right to continue in the service of, or relationship with, the Company or a Subsidiary Corporation, or limit in any way the right of the Company or a Subsidiary Corporation to terminate Grantee’s service at any time, with or without cause.
9.Tax Consequences.
(a)    Adverse Tax Consequences. The Company shall issue to Grantee IRS Form W-2 or 1099, as applicable, or the equivalent thereof, reflecting the amount to be reported by Grantee as compensation income for the calendar year(s) in which the Settlement Date(s) occur. Grantee is ultimately liable and responsible for all taxes owed by Grantee in connection with his or her receipt of the Award, regardless of any action the Company takes with respect to any tax withholding obligations arising hereunder. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant of the Award or payments made pursuant to this Agreement. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Participant's tax liability.
(b)    Payment of Withholding Taxes. The settlement of RSUs, and payment of any dividend equivalent rights to which Grantee is entitled, on each Settlement Date shall be automatically subject to withholding. The Participant hereby acknowledges his or her understanding that the Company's obligations under this Agreement are fully contingent on Grantee first satisfying this Section 9. Therefore, a failure of Grantee to reasonably satisfy this Section 9, as determined by the Company in its sole and absolute discretion, shall result in the termination and expiration of this Agreement and the Company's obligations hereunder.

(c)    Compliance with the Code. The Award and this Agreement are intended to comply with Section 409A of the Code. Notwithstanding any other provision in the Plan or this Agreement to the contrary, in the event the terms of this Agreement would subject Grantee to taxes or penalties under Section 409A, the Company and Grantee shall cooperate diligently to amend the terms of this Agreement to avoid such Section 409A penalties to the extent possible, and/or to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as the Committee determines are necessary or appropriate for the Award to comply with Section 409A.
10.Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Grantee or the Company to the Plan Administrator for review. The resolution of such a dispute by the Plan Administrator shall be final and binding on the Company and Grantee.
11.Entire Agreement. This Agreement is subject to the terms of the Plan, which is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof. If any inconsistency should exist between the nondiscretionary terms and conditions of this Agreement and the Plan, the Plan shall govern and control.
12.Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Grantee shall be in writing and addressed to Grantee at the address indicated below or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: (a) personal delivery; (b) five (5) days after deposit in the United States mail by certified or registered mail (return receipt requested); (c) one (1) business day after deposit with any return receipt express courier (prepaid); or (d) one (1) business day after transmission by facsimile or telecopier.
13.Successors and Assigns. The Company may assign any of its rights or obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Grantee’s transferees.
14.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to its conflict of law principles. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in duplicate by its duly authorized representative and Grantee has executed this Agreement in duplicate, effective as of the Award Date.

WHOLE FOODS MARKET, INC.

By:

GRANTEE

Address: c/o 550 Bowie Street, Austin, TX 78703